-------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 13(d) of
                      The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 25, 1997


                                PERCEPTRON, INC.
             (Exact Name of registrant as specified in its charter)


                                    MICHIGAN
                 (State or other jurisdiction of incorporation)




         0-20206                                        38-2381442
  (Commission File Number)                  (IRS Employer Identification No.)





                              47827 Halyard Drive
                         Plymouth, Michigan  48170-2461
                                 (313) 414-6100
              (Address of principal executive offices)  (Zip Code)

      Registrant's telephone number, including area code:  (313) 414-6100



-------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS

I.   ACQUISITION OF AUTOSPECT, INC.

     On February 3, 1997, Perceptron, Inc. (the "Company") consummated its acquisition of Autospect, Inc. ("Autospect") through the merger of a wholly owned subsidiary of the Company with and into Autospect for aggregate consideration consisting of 387,093 shares of Common Stock of the Company. Autospect, based in Ann Arbor, Michigan, designs, develops and manufactures information-based coatings inspection and defect detection systems primarily for use in the automotive industry. The transaction was accounted for as a pooling-of-interests.

     The following are the supplemental consolidated balance sheets of Perceptron, Inc. and its subsidiaries, including Autospect, as of December 31, 1996 and December 31, 1995 and the related supplemental consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, together with the report of independent accountants relating thereto. See Note 1 to Notes to Supplemental Consolidated Financial Statements.

                         [COOPERS & LYBRAND LETTERHEAD]


                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Perceptron, Inc.:

We have audited the supplemental consolidated balance sheets of Perceptron, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental combined financial statements give retroactive effect to the acquisition by Perceptron, Inc. of Autopect, Inc., to be accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they become the historical consolidated financial statements of Perceptron, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the financial statements referred to above present fairly, in all material respects, the supplemental consolidated financial position of Perceptron, Inc. and subsidiaries at December 31, 1996 and 1995, and the supplemental consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


Coopers & Lybrand LLP


Detroit, Michigan
January 31, 1997, except for Note 14
as to which the date is February 3, 1997

                       PERCEPTRON, INC. AND SUBSIDIARIES

                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS


                                                                                       December 31,
                                                                          --------------------------------------
                                                                              1996                       1995
                                                                          --------------------------------------
ASSETS
------
        Current assets:
            Cash and cash equivalents                                    $ 14,677,000              $  15,185,000
            Accounts receivable, net of reserves of $60,000 and $35,000    22,477,000                 14,672,000
            Inventories, net of reserves of $860,000 and $670,000           6,574,000                  4,412,000
            Income tax receivables                                          2,103,000                        ---
            Prepaid expenses and deferred tax asset                         2,001,000                  2,750,000
                                                                         ------------              -------------
                   Total current assets                                    47,832,000                 37,019,000
                                                                         ------------              -------------

        Property and equipment:
            Construction in progress                                        6,202,000                        ---
            Machinery and equipment                                         4,544,000                  8,288,000
            Furniture and fixtures                                            252,000                    492,000
            Leasehold improvements                                                  0                     95,000
                                                                         ------------              -------------
                                                                           10,998,000                  8,875,000
            Less:  Accumulated depreciation and amortization               (1,654,000)                (6,227,000)
                                                                         ------------              -------------
                   Net property and equipment                               9,344,000                  2,648,000

        Intangible assets                                                   2,352,000                     15,000
                                                                         ------------              -------------

                   Total assets                                          $ 59,528,000              $  39,682,000
                                                                         ============              =============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

        Current liabilities:
            Due to bank                                                       830,000                          0
            Accounts payable                                                4,534,000                  2,175,000
            Accrued payables                                                4,435,000                  4,023,000
            Accrued compensation and stock option expense                   1,930,000                  2,284,000
                                                                         ------------              -------------

                   Total current liabilities                               11,729,000                  8,482,000
                                                                         ------------              -------------


        Shareholders' equity:
            Preferred Stock, no par value, 1,000,000 shares authorized,
               none issued                                                          0                          0
            Common Stock, $0.01 par value; 19,000,000 shares authorized,
               7,640,000 and 7,110,000 issued and outstanding at
               December 31, 1996 and 1995, respectively                        77,000                     71,000
            Cumulative translation adjustments                              (929,000)                  (474,000)
            Additional paid-in capital                                     39,468,000                 30,767,000
            Retained earnings                                               9,183,000                    836,000

                                                                         ------------              -------------
                   Total shareholders' equity                            $ 47,799,000              $  31,200,000
                                                                         ------------              -------------

                   Total liabilities and shareholders' equity            $ 59,528,000              $  39,682,000
                                                                         ============              =============




  The accompanying notes are an integral part of the supplemental consolidated financial statements.

                       PERCEPTRON, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME



                                                            Years Ended December 31,
                                               -----------------------------------------------
                                                   1996            1995                1994
                                               -----------     -------------       -----------
Net sales                                      $53,669,000      $39,563,000        $29,626,000

Cost of sales                                   20,556,000       14,945,000         11,742,000

                                               -----------      -----------        -----------
          Gross profit                          33,113,000       24,618,000         17,884,000
                                               -----------      -----------        -----------

Selling, general and administrative expense     12,635,000       10,470,000          7,764,000

Engineering, research and development expense    6,396,000        4,745,000          4,158,000

Non-cash stock compensation expense              3,202,000        1,377,000                ---

                                               -----------      -----------        -----------
          Income from operations                10,880,000        8,026,000          5,962,000
                                               -----------      -----------        -----------

Interest income, net                               762,000          542,000            123,000
                                               -----------      -----------        -----------

Net income before provision for income taxes    11,642,000        8,568,000          6,085,000

Provision for income taxes                       3,295,000         (273,000)            54,000

                                               -----------      -----------        -----------
          Net income                           $ 8,347,000      $ 8,841,000        $ 6,031,000
                                               ===========      ===========        ===========

Net income per weighted average share                $1.04      $      1.16        $      0.82
                                               ===========      ===========        ===========

Weighted average common and
          common equivalent shares               8,023,389        7,644,877          7,385,473
                                               ===========      ===========        ===========





  The accompanying notes are an integral part of the supplemental consolidated financial statements.

                       PERCEPTRON, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              for the years ended December 31, 1994, 1995 and 1996




                                                                                Cumulative
                                                                                 Foreign
                                                               Common Stock      Currency     Additional    Retained      Total
                                                                                Translation     Paid-In      Earnings  Shareholders'
                                                              Shares   Amount   Adjustments    Capital      (Deficit)     Equity
                                                           ---------- --------  -----------   -----------  ----------- -------------
Balances, January 1, 1994                                  6,228,604  $62,000  $ (366,000)   $28,009,000  $(14,036,000) $13,669,000

         Stock options exercised, net of shares tendered     538,708    6,000                    513,000                    519,000

         Translation adjustment on investment                                     (72,000)                                 (72,000)
              in foreign subsidiaries

         Net Income                                                                                          6,031,000    6,031,000

                                                           ----------  -------  ----------   -----------  ------------  -----------
Balances, December 31, 1994                                 6,767,312  $68,000  $ (438,000)  $28,522,000  $ (8,005,000) $20,147,000
                                                           ----------  -------  ----------   -----------  ------------  -----------

         Stock options exercised, net of shares tendered      342,560    3,000                   591,000                    594,000

         Tax benefit of non-qualified stock                                                      150,000                    150,000
              options exercised

         Previously recorded stock option
              compensation expense attributable to
              options exercised                                                                  127,000                    127,000

         Non-cash stock compensation expense
              attributable to options exercised                                                1,377,000                  1,377,000

         Translation adjustment on investment
              in foreign subsidiaries                                              (36,000)                                 (36,000)

         Net Income                                                                                          8,841,000    8,841,000


                                                           ----------  -------  ----------   -----------  ------------  -----------
Balances, December 31, 1995                                 7,109,872  $71,000  $ (474,000)  $30,767,000  $    836,000  $31,200,000
                                                           ==========  =======  ==========   ===========  ============  ===========

         Shares issued for intangible assets                   82,510    1,000                 2,299,000                  2,300,000

         Stock options exercised, net of shares tendered      447,278    5,000                 2,066,000                  2,071,000

         Tax benefit of non-qualified stock
              options exercised                                                                  600,000                    600,000

         Previously recorded stock option
              compensation attributable to options
              exercised                                                                          534,000                    534,000

         Non-cash compensation expense
              attributable to options exercised                                                3,202,000                  3,202,000

         Translation adjustment on investment in foreign
              subsidiaries                                                        (455,000)                                (455,000)

         Net income                                                                                          8,347,000    8,347,000
                                                           ----------  -------  ----------   -----------  ------------  -----------
         Balances, December 31, 1996                        7,639,660   77,000    (929,000)   39,468,000     9,183,000   47,799,000
                                                           ==========  =======  ==========   ===========  ============  ===========




  The accompanying notes are an integral part of the supplemental consolidated statements.

                       PERCEPTRON, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          Years Ended December 31,
                                                            -----------------------------------------------
                                                                1996              1995              1994
                                                            ------------       -----------       -----------
Cash flows from operating activities:
      Net income                                           $   8,347,000       $ 8,841,000       $ 6,031,000

      Adjustments to reconcile net income to net
        cash provided by (used in) operating activities:
           Depreciation and amortization                         804,000           689,000           487,000
           Disposal of fixed assets                              293,000              ----           134,000
           Non-cash stock compensation expense                 3,202,000         1,377,000              ----
           Changes in operating assets and liabilities:
              Accounts receivable and income
                tax receivable                               (10,188,000)       (2,806,000)       (2,833,000)
              Inventories                                     (2,162,000)         (891,000)       (1,021,000)
              Prepaid expenses and deferred tax asset            845,000        (2,239,000)         (164,000)
              Accounts payable                                    91,000           397,000           309,000
              Accrued expenses                                   497,000         3,630,000         1,338,000
              Deferred revenue                                      ----              ----           175,000
                                                           -------------       -----------       -----------
                 Total adjustments                            (6,618,000)          157,000        (1,575,000)
                                                           -------------       -----------       -----------

              Net cash provided by operating activities        1,729,000         8,998,000         4,456,000
                                                           -------------       -----------       -----------

Cash flows (used in) investing activities:
        Capital expenditures                                  (5,563,000)       (2,146,000)         (771,000)
                                                           -------------       -----------       -----------
              Net cash (used in) investing activities         (5,563,000)       (2,146,000)         (771,000)
                                                           -------------       -----------       -----------

Cash flows from financing activities:
      Principal payments under capital leases                         -0-          (94,000)         (103,000)
      Proceeds from issuance of short-term debt                  830,000              ----           287,000
      Principal payments on short-term debt                           -0-         (342,000)          (58,000)
      Proceeds from the exercise of stock options              2,071,000           596,000           519,000
      Tax benefit of non-qualified options exercised             600,000           150,000              ----
                                                           -------------       -----------       -----------

        Net cash provided by financing activities              3,501,000           310,000           645,000
                                                           -------------       -----------       -----------

Effect of exchange rates on cash and cash equivalents           (175,000)           62,000            36,000
                                                           -------------       -----------       -----------

      Net increase/(decrease) in cash and cash equivalents      (508,000)        7,224,000         4,366,000

      Cash and cash equivalents, beginning of year            15,185,000         7,961,000         3,595,000

                                                           -------------       -----------       -----------
      Cash and cash equivalents, end of year               $  14,677,000       $15,185,000       $ 7,961,000
                                                           =============       ===========       ===========

Supplemental disclosure of cash flow information:

      Cash paid during the year for interest expense       $      24,000       $    31,000       $    24,000
                                                           =============       ===========       ===========

      Cash paid during the year for income taxes           $   2,759,000       $   309,000       $   204,000
                                                           =============       ===========       ===========

Non-cash transactions:

      Equipment acquired under capital leases              $           0       $         0       $   101,000
      Previously recorded compensation expense
         attributable to options exercised                       534,000           127,000                 0
      Intangible assets acquired for stock                     2,300,000                 0                 0




  The accompanying notes are an integral part of the supplemental consolidated financial statements

                       PERCEPTRON, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

OPERATIONS

     Perceptron, Inc. and its wholly-owned subsidiaries (collectively, the "Company") are involved in the design, development, manufacture, and marketing of machine vision systems which are used primarily in the automotive industry, and to a lesser extent, in other industries.

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     The supplemental consolidated financial statements of the Company have been prepared to give retroactive affect to the acquisition by the Company of Autospect, Inc. ("Autospect"), which acquisition was consummated on February 3, 1997. The acquisition is being accounted for as a pooling-of-interests. Generally accepted accounting principals proscribe giving the effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     The supplemental consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CURRENCY TRANSLATION

     The financial statements of the Company's wholly-owned foreign subsidiaries have been translated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, with the functional currency being the local currency in the foreign country. Under this standard, translation adjustments are accumulated in a separate component of shareholders' equity. Gains and losses on foreign currency transactions are included in the consolidated statement of income.

CONCENTRATION OF CREDIT RISK

     The Company markets and sells its products primarily to automotive assembly companies and to system integrators or original equipment manufacturers, who in turn sell to automotive assembly companies. The Company's accounts receivable are principally from a small number of large customers. The Company performs ongoing credit evaluations of its customers. To date, the Company has not experienced any significant losses related to the collection of accounts receivable.

     A significant portion of the Company's cash and cash equivalents were with one bank as of December 31, 1996.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

     Inventories are stated at the lower of cost or market. The cost of inventories is determined by the first-in, first-out (FIFO) method. Inventories, net of reserves, are comprised of the following:


                                           December 31,
                                    ------------------------
                                        1996          1995
                                    ------------  ----------
     Component parts                $ 4,498,000   $ 3,252,000
     Work in process                  1,396,000       641,000
     Finished goods                     680,000       519,000
                                    -----------   -----------
         Total                      $ 6,574,000   $ 4,412,000
                                    ===========   ===========


PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation related to machinery and equipment and furniture and fixtures is computed on a straight-line basis over estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the term of the lease or estimated useful life, whichever is shorter. Intangible assets recorded in 1996 will be amortized over approximately 5 years.

     When properties are retired, the costs of such properties and related accumulated depreciation or amortization are eliminated from the respective accounts, and the resulting gain or loss is reflected in the consolidated statement of income.

REVENUE RECOGNITION

     The Company's products are generally configured to customer specifications. Certain customers may require a demonstration of the system prior to shipment. At the time of satisfactory demonstration, a written customer acceptance is completed. Revenue is recognized upon the earlier of written customer acceptance or shipment of the product to the customer.

RESEARCH AND DEVELOPMENT

     Research and development costs, including software development costs, are expensed as incurred.

NET INCOME PER SHARE

     Net income per common and common equivalent share is calculated based upon the weighted average number of shares of Common Stock outstanding, adjusted for the dilutive effect of stock options and warrants, using the treasury stock method. The dilutive effect of convertible shares held by a minority shareholder of a foreign subsidiary has also been included in the calculation of net income per share up to June 23, 1994, at which time these shares were converted into Common Stock of the Company.

CASH AND CASH EQUIVALENTS

     In accordance with SFAS No. 95, the Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Fair value approximates carrying value because of the short maturity of the cash equivalents.

IMPAIRMENT OF LONG-LIVED ASSETS AND CERTAIN IDENTIFIABLE INTANGIBLES

     The Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," as of January 1, 1996. The effect of adopting this standard was not material.

     The Company evaluates the carrying value of long-lived assets and long-lived assets to be disposed of for potential impairment on an ongoing basis. The Company considers projected future operating results, trends and other circumstances in making such estimates and evaluations.

2.   NON-CASH STOCK COMPENSATION EXPENSE

     Beginning in late 1994, some participants in the Company's stock option plan have used Perceptron stock options to pay the exercise price of stock options issued under the plan. The Company was recently advised by its independent accounting firm that generally accepted accounting principles require the recording of a non-cash compensation expense relating to certain option exercises during 1996 and 1995.

     The Company has restated its 1995 financial statements to record non-cash stock compensation expense, net of taxes, of $895,000.

3.   CREDIT FACILITY:

     At December 31, 1996 the Company has unsecured credit facilities totaling $5.2 million U.S. and 1.0 million DM. These facilities may be used to finance working capital needs and equipment purchases or capital leases. Any borrowings for working capital needs will bear interest at the bank's prime rate (8.25% as of December 31, 1996); any borrowings to finance equipment purchases will bear interest at the bank's prime rate plus 1/2%. The credit facilities expire on May 31, 1997 unless canceled earlier by the Company or the bank. A portion of the credit facilities are subject to a borrowing formula based on eligible accounts receivables. The Company expects to renew these credit facilities. At December 31, 1996, borrowings under a portion of the facilities, by Autospect, were collateralized by substantially all of the assets of Autospect.

     The principal credit facility requires the Company to maintain a minimum amount of tangible net worth and a minimum debt to tangible net worth ratio. The agreement also prohibits the Company from paying dividends, acquiring or retiring any of its capital stock, or incurring any other debt, liens, or guarantying any third party debt.

4.   LEASES:

     The following is a summary, as of December 31, 1996, of the future minimum annual lease payments required under the Company's real estate and other operating leases having initial or remaining noncancelable terms in excess of one year:


                    Year                          Operating
                    ----                          ---------
                    1997                          $ 202,000
                    1998                            158,000
                    1999                             42,000
                                                  ---------
                    Total minimum lease payments  $ 402,000
                                                  =========


     Rental expense for operating leases in 1996,1995 and 1994 was $414,000, $421,000 and $387,000, respectively.

5.   COMMITMENTS AND OTHER:

     The Company has committed to provide funding in the amount of $50,000 to a university in conjunction with research in manufacturing methods utilizing the Company's products and technology. At December 31, 1996, the Company had funded $25,000 of its commitment for the university's fiscal year ended June 30, 1997.

     The Company had received a $1.22 million grant from the U.S. Department of Commerce, through the National Institute of Standards and Technology (NIST), for software development related to high-speed image processing techniques for three-dimensional machine vision systems. This grant was for the period which began on January 1, 1994, and which ended March 31, 1996.

     In connection with this grant, the Company had subcontracted a portion of the research effort to a university and to an independent research institute, at a total cost of $1.0 million. In addition, the Company granted warrants to the research institute to purchase 30,000 shares of Common Stock, 15,000 of which are currently unexercised. The exercise price of these warrants is $11.17 per share. During 1994, 1995, and 1996, the Company incurred total costs of $444,000, $558,000, and $250,000 in connection with this grant, which were substantially reimbursed by NIST. The amounts reimbursed by NIST are not recognized as net sales by the Company, but are rather treated as a reduction of engineering, research and development expense.

     In 1993, the Company was awarded a $1.22 million NIST-ATP grant from the United States Department of Commerce for software development related to high-speed image processing techniques for three-dimensional machine vision systems. This grant, now completed, provided the Company $0.4 million in 1994, $0.6 million in 1995, and $0.2 million in 1996. The Company includes all development costs incurred internally and subcontracted to an independent research organization and to a university in engineering, research and development expense, and offsets these costs with any reimbursements due from NIST. Work under this grant has supplied the Company with a substantial repertoire of widely usable and tested machine vision algorithm components for use with its TriCam and LASAR products.

     In late 1995, Autospect received a $1.8 million NIST grant which will provide funding of $600,000 per year over three years for development of a system to measure the thickness of wet film (e.g. paint). Prototype testing of this system has begun. During 1996 Autospect received revenue reimbursements of $0.4 million which offset the related cost.

     The Company uses, from time to time, a limited hedging program to minimize the impact of foreign currency fluctuations. As the Company exports product, it generally enters into limited hedging transactions relating to the accounts receivable arising as a result of such shipment. These transactions involve the use of forward contracts. At December 31, 1996, the Company had no forward contracts outstanding.

6.   SHAREHOLDERS EQUITY:

           -    Convertible Equity of Subsidiary

     On June 23, 1994, the owner of a minority interest in the Company's European subsidiary converted its equity interest in this subsidiary into 197,802 shares of Common Stock of the Company.

           -    Stock options

     The Company maintains 1983 and 1992 Stock Option Plans covering substantially all company employees and certain other key persons. These Plans are administered by a committee of the Board of Directors. Activity under these Plans is shown in the following table:


                                              1996                       1995                        1994

                                                     Weighted                     Weighted                 Weighted
                                                     Average                      Average                  Average
                                                     Exercise                     Exercise                 Exercise
                                       Shares         Price       Shares           Price       Shares       Price
Shares subject to option
Outstanding at beginning of period     1,060,943     $  8.26     1,318,740        $  5.85    1,466,883     $  4.35
New grants (based on fair value of
  Common Stock at dates of grant)        339,300       25.24       236,350          14.93      253,323       10.08
Exercised*                              (430,129)       6.07      (353,944)          3.81     (355,333)       2.47
Terminated and expired                   (16,603)       9.90      (140,203)          7.93      (46,133)       7.63
Outstanding at end of Period**           953,511       15.22     1,060,943           8.26    1,318,740        5.85
Outstanding but not exercisable          799,224       16.35       829,205           8.29    1,094,106        5.88
  Exercisable at end of period           154,287        9.36       231,738           8.13      224,634        5.71



* Exercised at option prices ranging from $.23 to $21.87 during 1996, $.23 to $11.92 during 1995, and $.23 to $7.33 during 1994

**   All outstanding shares at December 31, 1996 are under the 1992 Plan.

     The following table summarizes information about stock options at December 31, 1996:


                                  Outstanding Stock Options                          Exercisable Stock Options
                      ----------------------------------------------------------    ---------------------------
                                     Weighted-Average
      Range of                           Remaining             Weighted-Average                Weighted-Average
   Exercise Prices     Shares         Contractual Life         Exercise Price      Shares       Exercise Price
---------------------------------------------------------------------------------------------------------------
$ 3.00  to     $10.00  358,132                  6.7 years           $ 6.25        108,703            $ 6.60
$10.01  to     $20.00  198,553                  8.1 years           $12.29         31,271            $12.92
$20.01  to     $30.00  322,875                  9.2 years           $24.30         14,313            $22.48
$30.01  to     $40.00   73,951                  9.6 years           $36.02              0            $    0
---------------------------------------------------------------------------------------------------------------
 $3.00  to     $40.00  953,511                  8.1 years           $15.22        154,287            $ 9.36
---------------------------------------------------------------------------------------------------------------

     Options outstanding under these Plans generally become exercisable at 25 percent per year beginning one year after the date of the grant and expire five to ten years after the date of the grant. At December 31, 1996, options covering 154,287 shares were exercisable and options covering 174,983 shares were available for future grants under these plans.

     The Company also maintains a Director Stock Option Plan covering all non-employee directors. This Plan is administered by a committee of the Board of Directors.


                                             1996                    1995

                                                     Weighted                Weighted
                                                     Average                 Average
                                                     Exercise                Exercise
                                      Shares          Price     Shares        Price
Shares subject to option
Outstanding at beginning of period    60,000         $ 12.58
New grants                            64,500         $ 30.75    60,000        $12.58
Terminated and expired               (16,500)        $ 13.55         0
Outstanding at end of period         108,000         $ 23.28    60,000        $12.58
Outstanding but not exercisable       63,000         $ 30.75    60,000        $12.58
  Exercisable at end of period        45,000         $ 12.58         0



     At December 31, 1996, the weighted-average remaining exercise period relating to the outstanding options was approximately 8.6 years.

     Each non-employee director at the date the Director Stock Option Plan was adopted received, and each non-employee director as of the date they are first elected to the Board of Directors will receive, an option to purchase 15,000 shares of Common Stock (the "Initial Option"). Initial Options become exercisable in full on the first anniversary of the day of the grant. In addition, each non-employee director who has been a director for six months before the date of each Annual Meeting of Shareholders automatically will be granted, as of the date of such Annual Meeting, an option to purchase an additional 1,500 shares of Common Stock. These Annual Options become exercisable in three annual increments of 33 1/3% of the shares subject to the option, and expire ten years from the date of the grant. At December 31, 1996, 45,000 of these options were exercisable and options covering 67,500 shares were available for future grants under this plan.

     The estimated fair value as of the date options were granted in 1996 and 1995, using the Black-Scholes option-pricing model was as follows:


                                                     1996   1995
             Weighted average estimated fair
                value per share of options granted
                during the year                     $16.55  $12.33

             Assumptions:
                Amortized dividend yield                 -       -
                Common Stock price volatility        57.94%  57.94%
                Risk-free rate of return              5.78%   6.46%
                Expected option term (in years)       6       6

     The Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," effective with the 1996 financial statements, but elected to continue to measure compensation cost using the intrinsic value method, in accordance with APB Opinion No. APB 25 ("APB 25"), "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options has been recognized under the provisions of APB 25. If compensation cost had been determined based on the estimated fair value of options granted in 1996 and 1995, consistent with the methodology in SFAS 123, the Company's net income and income per share would have been adjusted to the proforma amount indicated below:


                                                                1996        1995
              Net income   ..As reported                    $8,347,000    $8,841,000
                           ..Pro forma                       5,248,000     7,975,000

              Primary earnings per share  ..As reported     $     1.04    $     1.16
                                          ..Pro forma       $     0.66    $     1.04




     The Company granted warrants to an independent research institute to purchase 30,000 shares of Common Stock, 15,000 which were exercised in 1996 and 15,000 of which expire in 1998. The exercise price of these warrants is $11.17 per share.

7.   401K PLAN:

     The Company has 401(k) tax deferred savings plans that cover all eligible employees. The Company may make discretionary contributions to the plan. The Company's contributions to the plan during 1996, 1995 and 1994 were $282,000, $181,000, and $124,000, respectively.

8.   INCOME TAXES:

     The income tax provision reflected in the statement of income consists of the following for the years ending December 31, 1996 and 1995:


                                                                          1996          1995
                                                                       -----------   -----------
          Current provision:
             U.S. federal                                               $1,384,000      $263,000
             Foreign                                                     1,136,000     1,446,000
          Deferred taxes                                                   775,000    (1,500,000)
          Tax benefit attributable to non-cash stock compensation                0      (482,000)
                                                                        ----------    ----------
                Total provision                                          3,295,000      (273,000)
                                                                        ==========    ==========


     The Company's deferred tax assets are substantially represented by the tax benefit of minimum tax credits, investment tax credits, research activities credits, and general business credits carry forwards. The components of deferred tax assets as of December 31, 1996 and 1995 were as follows:


                                                        1996          1995
                                                    ----------     -----------
Net operating loss carry forwards                  $         0    $ 1,200,000
Minimum tax credits                                    400,000        300,000
Investment tax credits                                 100,000        100,000
Research activities and general business credits       600,000        800,000
Other                                                  325,000           ----
                                                   -----------    -----------
          Subtotal                                   1,425,000      2,400,000
          Valuation reserve                                  0       (200,000)
                                                   -----------    -----------
          Deferred tax asset                       $ 1,425,000    $ 2,200,000
                                                   ===========    ===========

     With the exception of the minimum tax credits, which have an indefinite carryforward period, the credits giving rise to the deferred tax assets will expire, if unused, at various dates from 1998 through 2008.



     Rate reconciliation:                                                1996    1995
                                                                         ----    ----
     Provision at U.S. statutory rate                                      34%     34%
     Recognition of net operating loss carryforwards and other credits      -     (37%)
     Net effect of taxes on foreign activities                             (4%)    20%
     Change in valuation allowance                                         (2%)   (20%)
                                                                         ----    ----
                                                                           28%     (3%)
                                                                         ====    ====



9.   INFORMATION ABOUT MAJOR CUSTOMERS:

     The Company sells its products directly to both domestic and international automotive assembly companies. For the year ended December 31, 1996, the Company derived 51% of its net sales from three such customers, one of which was a shareholder until October 1994, when this customer sold their shares.
The Company also sells to system integrators or original equipment manufacturers ("integrators"), who in turn sell to those same automotive companies. For the year ended December 31, 1996, 18% of net sales were to integrators, where those products were for the benefit of the same three automotive assembly companies. In 1996, sales by the Company to each of these three customers exceeded 13% of the Company's net sales. During 1995, 37% of total net sales was derived from three domestic automotive companies, and 28% from sales by integrators to such companies. In 1995, sales by the Company to each of these three customers exceeded 8% of the Company's net sales. During 1994, 36% of net sales were derived from three automotive companies and 49% from sales by integrators to such companies. In 1994, sales by the Company to each of these three companies exceeded 10% of the Company's net sales.

10.  CONTINGENCIES:

     The Company may, from time to time, be subject to legal proceedings and claims. Litigation involves many uncertainties. Management is currently unaware of any significant pending litigation affecting the Company, other than the indemnification matter and the complaint discussed in the following paragraphs.

     The Company has been informed that certain of its customers have received allegations of possible patent infringement involving processes and methods used in the Company's products. One such customer is currently engaged in litigation relating to such matter. This customer has notified various companies from which it has purchased such equipment, including the Company, that it expects the suppliers of such equipment to indemnify such customer, on a pro-rata basis, for expenses and damages, if any, incurred in this matter. Management believes, however, that the processes used in the Company's products were independently developed without utilizing any previously patented process or technology. Because of the uncertainty surrounding the nature of any possible infringement and the validity of any such claim or any possible customer claim for indemnity, it is not possible to estimate the ultimate effect, if any, of this matter on the company's financial position.

     On March 13, 1996, a complaint was filed naming the Company as a defendant, along with Trident and Nanoose, in an action alleging that the Company's TriCam sensor violates a patent held by the plaintiff and seeking preliminary and permanent injunctions and damages. Management believes that its TriCam sensor was independently developed without utilizing any previously patented process or technology and intends to vigorously defend its position.

11.  FOREIGN OPERATIONS:

     The Company operates in three primary geographic areas: North America, Europe and Asia. Geographical area data is as follows ($000):


                                                Years ended December 31,
                                             --------------------------------
                                               1996        1995        1994
                                             -------     --------    --------
   Net sales:
         North America*                      $45,284    $  29,171    $ 27,132
         Europe and Asia                      12,744       13,049       3,606
         Intercompany Sales                   (4,359)      (2,657)     (1,112)
                                             -------    ---------    --------

               Total Net Sales               $53,669    $  39,563    $ 29,626
                                             =======    =========    ========

   Income from operations:
         North America*                      $ 6,283    $   2,272    $  5,755
         Europe and Asia                       4,597        5,754         207
                                             -------    ---------    --------

               Total Income from Operations  $10,880    $   8,026    $  5,962
                                             =======    =========    ========

   Identifiable assets at December 31:
         North America*                      $47,031    $  31,909    $ 22,789
         Europe and Asia                      12,497        7,773       2,298
                                             -------    ---------    --------

               Total Assets                  $59,528    $  39,682    $ 25,087
                                             =======    =========    ========


-----------------------
     * Includes intercompany amounts; intercompany sales prices are based on cost plus a transfer fee.

12.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

     Selected unaudited quarterly financial data for the years ended
December 31, 1996 and 1995, are as follows ($000's except earnings per share):




                                               Quarter ended

 1996                               3-31     6-30     9-30    12-31
 ----                               ----     ----     ----    -----
Net Sales                         $9,510   $12,458  $13,845  $17,856
Gross profit                       5,589     7,489    8,732   11,303
Net income                           859       715    2,594    4,179
Earnings per share                $  .11   $   .09     $.32     $.52
Weighted average shares            7,855     8,064    8,067    8,093


                                    3-31     6-30     9-30    12-31
                                    ----    -----     ----    -----
 1995
 ----
Net sales                         $6,658    $9,556  $ 9,552  $13,797
Gross profit                       4,062     5,920    5,977    8,659
Net income                           949     2,215    1,562    4,115
Earnings per share                $  .13    $  .29  $   .20  $   .53
Weighted average shares            7,474     7,514    7,697    7,778


13.  INTANGIBLE ASSETS

     On November 26, 1996, the Company's German subsidiary acquired the assets of a division of HGV Vosseler GmbH ("Vosseler") engaged in the development and sale of non-contact three-dimensional measurement systems for aggregate consideration consisting of 82,150 shares of Common Stock and DM 300,000 and recorded $2.3 million in intangible assets relating to the acquisition.

14.  SUBSEQUENT EVENTS [Unaudited]

     The Company recently signed letters of intent to acquire Trident Systems, Inc. ("Trident") and Nanoose Systems Corporation ("Nanoose"). The closing of these acquisitions is subject to a number of factors, including the negotiation, approval and execution of definitive documents and completion of satisfactory due diligence. The proposed consideration for these acquisitions will be shares of Common Stock of the Company, aggregating less than 5% of the outstanding Common Stock.

II.  RESULTS FOR QUARTER ENDED MARCH 31, 1997

     The Company recently announced its new order bookings and estimates of its revenues and net income per weighted average common share for the quarter ended March 31, 1997. The press release announcing these matters is attached as
Exhibit 99(a).

ITEM 7 EXHIBITS


     11.    Computation of per share earnings

     23.    Consent of Experts

     27.    Financial Data Schedule

     99.(a) Press Release issued April 8, 1997

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                 PERCEPTRON, INC.
                                                    (Registrant)





                                       By:  /S/ Alfred A. Pease
                                          ---------------------------------
                                          Alfred A. Pease, Chairman, President
                                          and Chief Executive Officer

                                          Date:  April 25, 1997

                               INDEX TO EXHIBITS




              11     Computation of per share earnings

              23     Consent of Experts

              27     Financial Data Schedule

              99(a)  Press Release issued April 8, 1997